Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 8-K, of our report dated July 17, 2016, relating to the consolidated balance sheet of Olapic Inc. and Subsidiaries as of December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the year then ended.

/s/ WithumSmith+Brown, PC

Morristown, NJ
October 19, 2016